KPMG

KPMG Ltda.
Calle 90 No. 21 - 74
Bogotá D.C.

Teléfono 57 (1) 618 8100
Fax 57 (1) 218 5490
www.kpmg.com.co

INDEPENDENT AUDITORS' CONSENT

The Board of Directors

Gran Tierra Energy Inc.:

We consent to the use of our report dated July 28, 2006, with respect to the balance sheets of Argosy Energy International, LP as of December 31, 2005 and 2004, and the related statements of income, partners' equity and cash flows for each of the years then ended, included herein and to the reference to our firm under the heading "Experts" in the registration statement.

KPMG Ltda.

Bogotá, Colombia

February 9, 2007